Exhibit 10.14(a)

PROFIT BASED RSU AWARD NOTICE
to [Name]

Pursuant to the Continental Airlines, Inc.
Long Term Incentive and RSU Program

Performance Period January 1, 20xx to December 31, 20xx

This document constitutes your formal Award Notice with respect to a Profit Based RSU Award as a Participant under the Continental Airlines, Inc. Long Term Incentive and RSU Program (as amended from time to time, the “Program”) adopted under the Continental Airlines, Inc.  Incentive Plan 2010 (as amended from time to time, the “Incentive Plan 2010”).  This Award Notice evidences your receipt of a Profit Based RSU Award under the Program with respect to the Profit Based RSU Performance Period commencing on January 1, 20xx and ending on December 31, 20xx (the “Performance Period”), subject to the terms of the Program and the Incentive Plan 2010.  [The Program, your participation in the Program and any payment under the Program are subject to, and contingent upon, approval of the Incentive Plan 2010 by the stockholders of the Company at the Company’s 2010 annual meeting of stockholders.]

The Human Resources Committee of the Board of Directors of the Company (the “Committee”) has established certain performance goals for purposes of Profit Based RSU Awards under the Program.  The Committee has established the following terms and performance goals with respect to your Profit Based RSU Award:

(a)           Number of RSUs. The number of RSUs subject to this Profit Based RSU Award as of the date of grant is _____.

(b)            Performance Target and Cash Hurdle.  The Performance Target applicable to this Profit Based RSU Award is satisfied when a Cumulative Profit Sharing Pool Target is achieved for a particular Fiscal Year.  The Cumulative Profit Sharing Pool Target Level(s) applicable to this Profit Based RSU Award are as follows:

[Level One                                                      $__________ (*)]

[* The Committee shall establish the Cumulative Profit Sharing Pool Target Level(s) in accordance with the terms of the Program at the time of the Award.]

The Cumulative Profit Sharing Pool Target Level that shall be deemed to have been achieved upon a Change in Control for purposes of Section 6.4(b) of the Program is Level ____ for this Profit Based RSU Award.

The Cash Hurdle applicable to this Profit Based RSU Award is $___ billion.

(c)           Payout Structure. The Payout Structure applicable to this Profit Based RSU Award is as follows:

Cumulative Profit Sharing Pool Target Level Achieved	Profit Based RSU Payment Percentage (which is the percentage of RSUs for which payments may be made)
[Level One]	[X%(**)]

[** The Committee shall determine the Profit Based RSU Payment Percentage applicable to each Cumulative Profit Sharing Pool Target Level achieved, and whether Profit Based RSU Payment Percentages will be interpolated above Level One, in accordance with the terms of the Program at the time of the Award.]

(d)           Award Payments.  Payments with respect to achieving a Performance Target will be made in three installments on the first day of the 3rd month, 15th month and 27th month following the end of the Fiscal Year in which the Performance Target was achieved, subject to achievement of the Cash Hurdle.  The Payment Amount payable on such dates with respect to the achievement of a Performance Target will be equal to one third of the number of RSUs subject to this Profit Based RSU Award multiplied by the applicable Profit Based RSU Payment Percentage (determined based on the Cumulative Profit Sharing Pool Target Level achieved) multiplied by the Market Value per Share on the payment date (the average closing sales price of a share of Company Stock over the 20-consecutive Trading Days immediately preceding such payment date or, in the event of a Change in Control, immediately preceding the date of the Change in Control).  [Notwithstanding the foregoing, in no event will the aggregate payments under the Program with respect to an RSU subject to this Profit Based RSU Award exceed an amount equal to $___ (the “Maximum Aggregate Payment Amount,” which amount is subject to adjustment as provided in the Program).***] [*** The Maximum Aggregate Payment Amount will be included if established by the Committee in accordance with the terms of the Program at the time of the Award.]  If the Company does not achieve the Cash Hurdle applicable to a payment date, the payment will be deferred to the next payment date (March 1st of the following year, subject to a limit on the number of years payments may be carried forward).Receipt of a Payment Amount is also conditioned on your continuous employment with the Company or its subsidiaries through the applicable payment date (with limited exceptions).  A Payment Amount may be pro-rated as provided in the Program under certain circumstances.

(e)           General.  Capitalized terms used in this Award Notice are defined in the Program. The Program and the Incentive Plan 2010 are hereby incorporated into this Award Notice by reference.  If you have any questions, or wish to obtain a copy of the Program or the Incentive Plan 2010, please contact [_________].

CONTINENTAL AIRLINES, INC.

By:
[Name]